Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Second Amended and Restated 1996 Qualified Employee Stock Purchase Plan of Watsco, Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements of Watsco, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Watsco, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Watsco, Inc. and subsidiaries, and the related financial statement schedule included under Item 15 therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP Certified Public Accountants

Miami, Florida

July 21, 2005